Exhibit 99.1

Kraton Corporation Completes Merger with DL Chemical

HOUSTON, March 15, 2022 /PRNewswire/ — Kraton Corporation (NYSE: KRA) (“Kraton”), a leading global sustainable producer of specialty polymers and high-value bio-based products derived from pine wood pulping co-products, today announced that the merger pursuant to which DL Chemical Co., Ltd. (“DL Chemical”) acquired Kraton, has been completed on March 15, 2022. DL Chemical acquired Kraton in an all-cash transaction valued at approximately $2.5 billion.

The merger enables Kraton to strengthen its global presence by leveraging DL Chemical’s manufacturing capabilities and footprint in the Asian market, along with its financial strength, allowing Kraton to further invest in industry-leading sustainable innovation. The merger also accelerates both DL Chemical’s and Kraton’s vision of being a global leader of specialty chemicals.

The transaction was announced on September 27, 2021, and received Kraton stockholder approval on December 9, 2021. As a result of the transaction completion, Kraton is now a wholly owned subsidiary of DL Chemical. Effective today, Mr. Marcello Boldrini and Dr. Holger Jung will lead Kraton as Co- Chief Executive Officers, overseeing Kraton’s Chemical and Polymer segments, respectively.

“Today marks an exciting new chapter for Kraton,” said Mr. Boldrini, Co-CEO of Kraton. “We are thrilled to be part of the DL Chemical group and look forward to working with their talented team to advance our sustainable business even further.”

“We are pleased to have completed this transaction and look forward to what the future holds for Kraton and DL Chemical,” said Dr. Jung, Co-CEO of Kraton. “DL Chemical provides the financial strength and the growth-oriented focus that allows Kraton to further invest in innovation and compete more effectively in the global market.”

About Dr. Holger Jung

Since 2011 Dr. Jung has served as Kraton’s Senior Vice President and Polymers’ Segment President. Through his experience and leadership, the Polymers business has experienced growth and expansion. Before Kraton, Dr. Jung held multiple leadership positions with Invista, a Koch Industries subsidiary, prior to serving as Vice President of Invista’s North American Polyester & Intermediates business. Dr. Jung holds a Ph.D. in polymer chemistry from the University of Marburg in Germany.

About Mr. Marcello Boldrini

Appointed as Kraton’s Senior Vice President and Chemical Segment President in April 2017, Mr. Boldrini has successfully led Kraton’s Chemical segment businesses. In April 2021, he was also appointed to the role of Chief Sustainability Officer. Before Kraton, Mr. Boldrini held senior-level positions at Houghton International, Hexion/Momentive, Ashland, Quaker Chemical, Unilever/Unichema, and internationally served on several JV boards. Mr. Boldrini holds an MS in Chemistry from the University of Milan, Italy, and an MBA from Bocconi University in Milan, Italy.

About Kraton

Kraton Corporation is a leading global producer of specialty polymers and high-value performance products derived from renewable resources. Kraton’s polymers are used in a wide range of applications, including adhesives, coatings, consumer and personal care products, sealants and lubricants, and medical, packaging, automotive, paving and roofing products. As the largest global provider in the pine chemicals industry, the company’s pine-based specialty products are sold into adhesive, road and construction and tire markets, and it produces and sells a broad range of performance chemicals into markets that include fuel additives, oilfield chemicals, coatings, metalworking fluids and lubricants, inks and mining. Kraton offers its products to a diverse customer base in over 70 countries worldwide. Kraton, the Kraton logo and design are all trademarks of Kraton or its subsidiaries or affiliates.

About DL Chemical

DL Chemical is a leading petrochemical company with more than 46 years of operational experience and unique technological know-how. Based in Korea, the company was the first petrochemical firm in the country to commercialize metallocene polyethylene and polybutene, as well as the first to export polybutene technology to the United States. DL Chemical is the world’s largest producer of polybutene with a production capacity of 200 KTA year. DL Chemical has commercialized BOCD (Broad Orthogonal Co-Monomer Distribution) polyethylene and EPO (Ethylene-Propylene Oligomer) for only the second time worldwide. In March 2020, DL Chemical (as a part of Daelim Industrial Co., Ltd. before the split-off of DL Chemical) acquired Kraton’s CariflexTM business for $530 million in cash.

For additional information:

Kristen Boyd

281-504-4986